Exhibit 1
Outlook
     STATS ChipPAC Ltd. (“STATS ChipPAC” or the “Company” — NNM: STTS and SGX: STATSChP) believes that its ability to provide turnkey solutions, the Company’s leadership in high growth 3D packaging, seasonal strength in end markets and the return to more normal inventory levels at its customers will contribute to improvement in financial results in 2005. Specifically, for the third quarter 2005, STATS ChipPAC expects revenue to be approximately 9% to 14% higher than the second quarter 2005, with US GAAP net loss per ADS of $0.07 to $0.04 for the third quarter of 2005.
     Certain statements in this press release, including statements regarding expected future financial results and industry growth, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ include our ability to successfully integrate the operations of former STATS and ChipPAC and their employees; general business and economic conditions and the state of the semiconductor industry; demand for end-use applications products such as communications equipment and personal computers; reliance on a small group of principal customers; decisions by customers to discontinue outsourcing of test and packaging services; changes in customer order patterns; rescheduling or canceling of customer orders; changes in product mix; capacity utilization; level of competition; pricing pressures including declines in average selling prices; continued success in technological innovations; delays in acquiring or installing new equipment; shortages in supply of key components; availability of financing; exchange rate fluctuations; litigation and other risks described from time to time in the Company’s SEC filings, including its annual report on Form 20-F dated March 18, 2005 and the Registration Statement on Form F-3/S-3 (File Nos. 333-119705 and 333-119705-1) of STATS ChipPAC and STATS ChipPAC, Inc. respectively. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Unless otherwise specified, references to ‘‘$’’ are to the lawful currency of the United States of America. Unless otherwise specified, references to “US GAAP” are to Generally Accepted Accounting Principles as practiced in the United States of America.

STATS ChipPAC Ltd.
Condensed Consolidated Statements of Operations
(In thousands of U.S. Dollars, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
Net revenues	$138,995	$264,346	$271,323	$498,492
Cost of revenues	(114,358)	(228,541)	(226,306)	(438,289)

Gross profit	24,637	35,805	45,017	60,203
Operating expenses:
Selling, general and administrative	11,648	33,766	21,901	66,051
Research and development	2,903	6,536	5,989	12,478
Restructuring charges	—	—	—	830
Other general expenses (income), net	(511)	(5)	(548)	(44)

Total operating expenses	14,040	40,297	27,342	79,315

Operating income (loss)	10,597	(4,492)	17,675	(19,112)
Non-operating income (expenses), net	(5,354)	(8,055)	(7,575)	(19,437)

Income (loss) before income taxes	5,243	(12,547)	10,100	(38,549)
Income tax expense	(123)	(1,159)	(632)	(2,298)

Income (loss) before minority interest	5,120	(13,706)	9,468	(40,847)
Minority interest	(463)	(1,357)	(745)	(1,335)

Net income (loss)	$4,657	$(15,063)	$8,723	$(42,182)

Net income (loss) per ordinary share:
Basic	$0.00	$(0.01)	$0.01	$(0.02)
Diluted	$0.00	$(0.01)	$0.01	$(0.02)
Net income (loss) per ADS:
Basic	$0.04	$(0.08)	$0.08	$(0.22)
Diluted	$0.04	$(0.08)	$0.08	$(0.22)
Ordinary shares (in thousands) used in per ordinary share calculation:
Basic	1,076,823	1,954,500	1,076,768	1,951,440
Diluted	1,077,776	1,954,500	1,079,371	1,951,440
ADS (in thousands) used in per ADS calculation:
Basic	107,682	195,450	107,677	195,144
Diluted	107,778	195,450	107,937	195,144
Key Ratios & Information:
Gross Margin	17.7%	13.5%	16.6%	12.1%
Operating Expenses as a % of Revenue	10.1%	15.2%	10.1%	15.9%
Operating Margin	7.6%	–1.7%	6.5%	–3.8%
Depreciation & Amortization, including amortization of debt issuance costs	$37,803	64,099	$73,431	125,269
Capital Expenditures	$67,027	53,392	$136,825	70,539

STATS ChipPAC Ltd.
Condensed Consolidated Balance Sheets
(In thousands of U.S. Dollars)
(Unaudited)

	December 31,	June 30,
	2004	2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$229,569	$203,548
Accounts receivable, net	149,650	162,272
Inventories	54,690	53,881
Other current assets	58,272	55,068

Total current assets	492,181	474,769
Marketable securities	18,121	18,364
Property, plant and equipment, net	1,035,803	1,011,406
Goodwill and intangible assets	649,428	622,319
Other non-current assets	76,169	69,407

Total assets	$2,271,702	$2,196,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$120,211	$122,069
Other current liabilities	66,074	87,939
Short-term debts	181,868	35,758

Total current liabilities	368,153	245,766
Long-term debts and short-term debts expected to be refinanced	652,946	724,467
Other non-current liabilities	50,362	61,495

Total liabilities	1,071,461	1,031,728

Minority interest	40,891	42,718

Shareholders’ equity	1,159,350	1,121,819

Total liabilities and shareholders’ equity	$2,271,702	$2,196,265